                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[_]Definitive Proxy Statement
[X]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
                      -----------------------------------
                (Name of Registrant as specified in its charter)

                               ----------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)   Proposed maximum aggregate value of transactions:
    (5)   Total fee paid.

--------
[_]Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
    (2)   Form, Schedule or Registration Statement No.:
    (3)   Filing Party:
    (4)   Date Filed:

              [LOGO OF BIRMINGHAM STEEL CORPORATION APPEARS HERE]

Dear Birmingham Steel Stockholder:

  On August 18, 1999, a new era for Birmingham Steel Corporation began. That was the date on which your Board of Directors unanimously approved a strategic restructuring to focus the Company on its strong and profitable core mini-mill and scrap operations.

  Key elements of the restructuring include seeking to divest the SBQ (Special Bar Quality) division, which became part of the Company when it acquired American Steel & Wire Co. ("AS&W") in 1993; seeking to divest the Company's 50% interest in American Iron Reduction ("AIR"); and exploring our options with regard to Pacific Coast Recycling ("PCR"), in which the Company has a 50% ownership interest.

  While implementation of the strategic restructuring is a complex process, its purpose is simple: to better position the Company to achieve its overriding objective of building the value of Birmingham Steel for you.

Our Core Operations

  The Company's core mini-mill operations, which together provide industrial customers a broad range of merchant and rebar products, include facilities in Kankakee, Illinois; Joliet, Illinois; Birmingham, Alabama; Jackson, Mississippi; Seattle, Washington; and Cartersville, Georgia. The Company's core businesses also include scrap operations in Jackson, Mississippi and Vancouver, British Columbia, and the Port Everglades Steel sales and distribution business in Ft. Lauderdale, Florida.

  The strength and profitability of those core operations were clearly reflected in our financial results for the fiscal year ended June 30, 1999. The Company reported a consolidated net loss for the year, which was primarily attributable to the SBQ division and our decision to pursue the strategic restructuring. Nevertheless, despite continued adverse industry conditions, including record-high import levels that constrained shipping levels and reduced selling prices, your Company achieved strong full-year results throughout its core merchant and rebar businesses.

  For the year, our core operations generated earnings before interest, taxes, depreciation and amortization ("EBITDA") of $106.9 million and operating income of $57.0 million. EBITDA and operating income from core operations in fiscal 1998 were $116.4 million and $66.0 million, respectively.

  Core operations EBITDA in fiscal 1999 also included pre-operating and start-up expenses at our new Cartersville rolling facility--which began start-up operations in March 1999--of $12.9 million, versus $1.3 million in fiscal 1998. Earnings per share from core operations, excluding start-up expenses, were $1.19.

  Net sales from core operations in fiscal 1999 were $709.9 million, versus $836.9 million in the prior year. Shipments from core operations in fiscal 1999 were approximately 2,390,000 tons, compared with approximately 2,666,000 tons in the prior year.

  As these results indicate, our core mini-mill and scrap operations are indeed strong, despite record imports and resulting reductions in steel prices and margins. Moreover, further reflecting the strength of our core operations, we far exceeded the consensus expectations of the financial community in our results for the fiscal year 2000 first quarter as well, reporting (on October 14, 1999) net income for the first fiscal quarter ended September 30, 1999 of $5.8 million, or $0.19 per share--nearly double the consensus "Street" estimate of $0.10 per share.

  I am pleased to report that the outlook for our core business is positive. For example, at the new Cartersville mid-section rolling mill, which began start-up operations in March 1999, we are taking the steps necessary to expand our merchant product offering, and to leverage Cartersville's melt capacity throughout the organization. At Jackson, we continue to grow our higher-margin merchant bar and niche product businesses and to improve volume levels. At Birmingham, we are achieving higher volumes and improved inventory turns, and are running the rolling mill near capacity with billets supplied by Cartersville. At Seattle, we are achieving continued growth in merchant bar sales, expanding our sales platform in Canada, and taking steps to achieve higher utilization rates during the winter months. At Kankakee/Joliet, we are adding volume at the Joliet mill, using billets from Jackson to improve utilization rates.

  We are continuing our steady Cartersville start-up, and have implemented an operating strategy that includes strengthening the management team, quickly building melt shop volumes, and having the rolling mill achieve commercial volumes on all sections by year-end 1999. We expect Cartersville to be profitable by the first quarter of calendar year 2000, and to significantly enhance our competitive position as a low-cost rod billet and merchant billet supplier offering one-stop shopping in the mid-section steel market.

  We also have taken steps to further strengthen our management team by some significant additions. Brian F. Hill joined Birmingham Steel as Chief Operating Officer in June 1999, after fifteen years in the steel and steel-related businesses with Cargill, Inc., including serving as Executive Vice President of Operations at North Star Steel. Kevin E. Walsh joined the Company in July 1998 as Executive Vice President--Chief Financial Officer, after serving in executive financial positions at Johnson & Johnson and other companies. They join a management team and employee base that have done an outstanding job under very difficult conditions.

  The Board and management of your Company are confident that once the strategic restructuring is completed--which we expect will occur by May 2000-- we will be well-positioned to achieve increasingly and consistently strong operational and financial results, continue to reduce debt, increase our strategic and financial flexibility and, in turn, build the value of Birmingham Steel for you.

Non-Core Operations

  The Company's decision to discontinue its SBQ operations, which include its Memphis and Cleveland facilities and the 50% stake in AIR, was attributable to continuing financial and operational challenges that have required a major and continuing commitment of management and financial resources and have masked the strength and success of our core rebar, merchant and scrap businesses. Losses from the SBQ operations have also constrained our financial flexibility by significantly increasing the Company's debt level.

  Questionable strategic and operational decisions made before 1996 led directly to the continuing challenges experienced by the SBQ operations and the adverse impact to shareholder value that has occurred over the past three years.

  Although the SBQ operations have made meaningful progress, we believe that the long-term interests of the Company's shareholders will be better served by building upon our core rebar, merchant and scrap operations. We intend to seek a buyer for the SBQ operations whose business strategy and operational resources are more aligned with those operations, and who is prepared to help the SBQ operations realize their full potential. We believe that the SBQ operations with the right strategic partner should be in a position to realize its potential.

Financial Results

  For the fiscal year ended June 30, 1999, the Company recorded income from continuing operations of $3.3 million, or $0.11 per share. Excluding losses associated with PCR and start-up expenses related to Cartersville, earnings per share from continuing operations were $1.19.

  For the year, primarily reflecting losses attributable to the SBQ operations and one-time charges related to the strategic restructuring, the Company reported a consolidated net loss of $224.2 million, or $7.61 per share, versus prior-year net income of $1.6 million, or $0.05 per share. The loss from discontinued operations for the 1999 fiscal year was $227.5 million, or $7.72 per share.

                                     # # #

  These are challenging times for the American steel industry, and for this Company. Notwithstanding those challenges, your Board of Directors and management are dedicated to building upon the strength of our core mini-mill and scrap operations and to aggressively implementing the strategic restructuring. By doing so, and with the continuing dedication and loyalty of all of our employees, we will be closer to achieving our overriding objective of building the value of this Company for you, and thereby rewarding you for your continuing confidence and support.

                                     /s/ Robert A. Garvey
                                     Robert A. Garvey
                                     Chairman and Chief Executive Officer